                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )*


                         ADVANCED POLYMER SYSTEMS, INC.
                                (Name of Issuer)


                                  COMMON STOCK
                         (Title of Class of Securities)


                                   007546-10-2
                                 (CUSIP Number)

                                  July 6, 1998
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [   ]  Rule 13d-1(b)
     [ X ]  Rule 13d-1(c)
     [   ]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 7 Pages
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                                  SCHEDULE 13G

-----------------------------             --------------------------------------
CUSIP NO. 007546-10-2                          PAGE  2    OF  7     PAGES
                                                   -----     -----
-----------------------------             --------------------------------------

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


                 Johnson & Johnson                                22-1024240
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A) / /

                                                                  (B) / /

--------------------------------------------------------------------------------
   3    SEC USE ONLY


--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

                 New Jersey
--------------------------------------------------------------------------------
      NUMBER OF           5  SOLE VOTING POWER
        SHARES
     BENEFICIALLY                     -0-
       OWNED BY
         EACH
      REPORTING
        PERSON
         WITH
                      ----------------------------------------------------------
                          6  SHARED VOTING POWER

                                      1,332,101
                      ----------------------------------------------------------
                          7  SOLE DISPOSITIVE POWER

                                      -0-
                      ----------------------------------------------------------
                          8  SHARED DISPOSITIVE POWER

                                      1,332,101
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 1,332,101
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                          / /
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 6.72%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

                 CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

-----------------------------             --------------------------------------
CUSIP NO. 007546-10-2                          PAGE  3    OF  7     PAGES
                                                   -----     -----
-----------------------------             --------------------------------------

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


                 Johnson & Johnson Development Corporation          22-2007137
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (A) / /

                                                                    (B) / /



--------------------------------------------------------------------------------
   3    SEC USE ONLY


--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

                 New Jersey
--------------------------------------------------------------------------------
      NUMBER OF           5  SOLE VOTING POWER
        SHARES
     BENEFICIALLY                     -0-
       OWNED BY
         EACH
      REPORTING
        PERSON
         WITH
                      ----------------------------------------------------------
                          6  SHARED VOTING POWER

                                      1,332,101
                      ----------------------------------------------------------
                          7  SOLE DISPOSITIVE POWER

                                      -0-
                      ----------------------------------------------------------
                          8  SHARED DISPOSITIVE POWER

                                      1,332,101
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 1,332,101
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                           / /

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 6.72%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

                 CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP 007546-10-2                                          Page 4  of  7  Pages


Item 1.           Name and Address of Issuer:

                  Advanced Polymer Systems, Inc.
                  123 Saginaw Drive
                  Redwood City, CA 94063

Item 2.           (a)      Name of Person Filing:

                           Johnson & Johnson ("J&J")
                           Johnson & Johnson Development corporation ("JJDC")

                  (b)      Address of Principal Business Office of J&J and JJDC:

                           One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933

                  (c)      Place of Organization or Citizenship:

                           J&J and JJDC are both New Jersey corporations

                  (d)      Title of Class of Securities:

                           Common Stock, par value $.01

                  (e)      CUSIP Number:

                           007546-10-2


Item 3.  This statement is filed pursuant to Rule 13d-1(c) by J&J and JJDC.


Item 4.  Ownership:

                  (a)    Amount Beneficially Owned by J&J and JJDC

                                   J&J                        1,332,101
                                   JJDC                       1,332,101

                   (b)    Percent of Class:

                                   J&J                             6.72%
                                   JJDC                            6.72%
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CUSIP  007546-10-2                                         Page  5  of  7  Pages


         (c)    Number of Shares as to which the filing person has:

                       (i)      sole power to vote or to direct the vote

                                J&J                               0
                                JJDC                              0

                       (ii)     shared power to vote or to direct the vote

                                J&J                               1,332,101
                                JJDC                              1,332,101

                       (iii)    sole power to dispose or to direct
                                the disposition of

                                J&J                               0
                                JJDC                              0

                       (iv) shared power to dispose or to direct the disposition of

                                JJDC                              1,332,101
                                J&J                               1,332,101


Item 5.           Ownership of Five Percent or Less of a Class:

                  Not applicable

Item 6.           Ownership of More Than Five Percent on Behalf of Another
                  Person:

                  Not applicable


Item 7. Identification and Classification of Subsidiaries which Acquired the Security Being Reported on by the Parent Holding
                  Company:

                  Not applicable


Item 8.           Identification and Classification of Members of the Group:

                  Not applicable
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CUSIP  007546-10-2                                         Page  6  of  7  Pages


Item 9.           Notice of Dissolution of Group:

                  Not applicable


Item 10.          Certification:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
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CUSIP  007546-10-2                                         Page  7  of  7  Pages



                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       JOHNSON & JOHNSON



                                       By:  /s/  P. S. Galloway
                                            -----------------------------
                                       Name: Peter S. Galloway
                                       Title:   Secretary
Dated:  July 10, 1998

                                       JOHNSON & JOHNSON DEVELOPMENT
                                          CORPORATION



                                       By:  /s/  P. S. Galloway
                                            -----------------------------
                                       Name: Peter S. Galloway
                                       Title:   Secretary
Dated:  July 10, 1998